Exhibit 99.1

Press Release Dated September 25, 2008

 NEWS RELEASE

NetSol Technologies Extends One Million Share Stock Repurchase Program

EMERYVILLE, CA - September 25, 2008 -- NetSol Technologies Inc. “NetSol” (NASDAQ CM: NTWK) (DIFX: NTWK), a worldwide provider of global business services and enterprise application solutions, today announced the Company's senior management and Board of Directors have approved a six month extension of the Company’s authorization to buy back up to one million of its issued and outstanding common shares. The new authorization will extend the original plans effectiveness through March 24, 2009.

Najeeb Ghauri, chairman and CEO of NetSol Technologies stated, “Building on the strength of our recently announced full year fiscal 2008 financial results, which met or exceeded all our of annual goals for growth, and the value we currently see in our shares based on volatility in the broader global equity markets, we are actively extending our one million share stock repurchase authorization.

“Our globally based customer delivery centers and diverse range of fundamental business drivers provide an excellent platform to power revenue and profitability growth to meet our ambitious 2009 goals. Our Lahore facility is working to full capacity and busy hiring for newly won customer accounts in the current quarter. We have seen no material slowdown due to geopolitical issues in the region. This is due to our strong service delivery track record with our global client base, built over the last 12 years through many challenging times. Overall, we believe that at current levels, shares of NetSol are an exceptional value and represent one of the best investments we can make. Today’s extension of our stock repurchase program, as well as management’s recent decision to forgo their award of earned performance based cash bonuses for fiscal 2008, sends a strong message to our shareholders that we remain dedicated to building long-term shareholder value,” concluded Mr. Ghauri.

Stock repurchases conducted under this program may be made through open market transactions and, from time to time, privately negotiated transactions with third parties, and in such amounts as management deems appropriate. The number of shares to be repurchased and the timing of any repurchases will depend on factors such as the stock price, economic and market conditions, alternative investment opportunities, corporate and regulatory requirements, and other market conditions. Repurchased shares would be returned to the status of authorized but un-issued shares of common stock. The stock repurchase program may be suspended or discontinued at any time. The repurchase plan has been structured to comply with Rule 10b-18 under the Securities Act of 1934.

About NetSol Technologies Inc.

NetSol Technologies (NASDAQ CM: NTWK) (DIFX: NTWK) is a worldwide provider of global business services and enterprise application solutions. NetSol uses its BestShoringTM practices and highly experienced resources in analysis, development, quality assurance, and implementation to deliver high-quality, cost-effective solutions. Organized into specialized practices, these product and services offerings include portfolio management systems for the financial services industry, consulting, custom development, systems integration, and technical services for the global Healthcare, Insurance, Real Estate, and Technology markets. NetSol's commitment to quality is demonstrated by its achievement of the ISO 9001, ISO 279001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Level 5 assessments, a distinction shared by fewer than 100 companies worldwide. NetSol Technologies' clients include Fortune 500 manufacturers, global automakers, financial institutions, technology providers, and governmental agencies. Headquartered in Calabasas, California, NetSol Technologies has operations and offices in London, San Francisco, Sydney, Beijing, Bangkok, and Lahore.

To learn more about NetSol Technologies Inc., visit www.netsoltech.com

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Forward Looking Statements

This press release may contain forward looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

Contacts:
NetSol Technologies, Inc.	Investor Relations
Tina Gilger	Christopher Chu
Chief Financial Officer	Grayling Global
Tel: +1 818-222-9195, x112	Tel: +1-646-284-9426
Email: cchu@hfgcg.com